Filed pursuant to Rule 433. Registration Statement Nos. 333-162219, 333-162219-01, 333-162193 and 333-162193-01

Trading RBS Exchange Traded Notes

BUILDING TOMORROW™


RBS

Sean O'Hara
(855) 727-3877

To request marketing material and schedule a wholesaler meeting, please email:

info@pacerfinancial.com

RBS ETNs are traded on the NYSE Arca: 9:30am - 4:00pm ET

RBS Trendpilot™ ETNs track an RBS Trendpilot™ Index. RBS Trendpilot™ Indices alternate between tracking a Benchmark Index and a Cash Rate, depending on the performance of the Benchmark Index relative to its 100- or 200-Index business day simple moving average ("SMA"), as applicable. If the Benchmark Index is at or above its SMA for a specified number of consecutive days (see below), the relevant Index will track such Benchmark Index (a "positive trend"). If the Benchmark Index is below its SMA for such number of days, the relevant Index will track the Cash Rate (a "negative trend"). RBS Sector ETNs track a sector-related Index.

PRODUCT	ETN TICKER	INCEPTION DATE	BENCHMARK INDEX	CASH RATE	THOMSON ONE INDEX TICKER	THOMSON ONE ETN TICKER	INTRADAY INDICATIVE VALUE TICKER	CUSIP	MOVING AVG/ DAYS TO CONFIRM TREND
RBS Trendpilot™ ETNs									
RBS US Large Cap Trendpilot™ ETN	**TRND**	12/6/10	**S&P 500® Total Return Index**	3-Month U.S. Treasury Bills[1]	TPLCUT	TRND.P	TRND.IV	78009L308	200/5
RBS US Mid Cap Trendpilot™ ETN	**TRNM**	1/25/11	**S&P MidCap 400® Total Return Index**	3-Month U.S. Treasury Bills[1]	TPMCUT	TRNM.P	TRNM.IV	78009L209	200/5
RBS Gold Trendpilot™ ETN	**TBAR**	2/17/11	**Price of Gold Bullion**	3-Month U.S. Treasury Bills[1]	TPGLDUT	TBAR.P	TBAR.IV	78009L407	200/5
RBS Oil Trendpilot™ ETN	**TWTI**	9/13/11	**RBS 12-Month Oil Total Return Index**	3-Month U.S. Treasury Bills[1]	TPOILUT	TWTI.P	TWTI.IV	78009P127	100/5
RBS NASDAQ-100® Trendpilot™ ETN	**TNDQ**	12/8/11	**NASDAQ-100® Total Return Index℠**	3-Month U.S. Treasury Bills[1]	TPNDQUT	TNDQ.K	TNDQ.IV	78009P143	100/5
RBS Sector ETNs									
RBS Global Big Pharma ETN	**DRGS**	10/21/11	**NYSE Arca Equal Weighted Pharmaceutical Total Return Index℠**	N/A	DGETR	DRGS.K	DRGS.IV	78009P135	N/A

(1)As of the most recent weekly auction

FOR REGISTERED BROKER/DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY. NOT FOR DISTRIBUTION TO INDIVIDUAL INVESTORS.

To find out more
Contact your trading desk or Pacer Financial at **855-727-3877** for any trading questions.

RBS®

FOR REGISTERED BROKER/DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY. NOT FOR DISTRIBUTION TO INDIVIDUAL INVESTORS.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the relevant Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Benchmark Index for the RBS Global Big Pharma ETNs comprises securities of a limited number of companies concentrated in the pharmaceuticals industry, and may not be representative of an investment that provides exposure to the pharmaceutical industry as a whole. The RBS Oil Trendpilot™ ETNs and the RBS Oil Trendpilot™ Index (USD) do not provide exposure to spot prices of crude oil and, consequently, may not be representative of an investment that provides exposure to crude oil. The relevant Index may underperform its Benchmark Index, and is expected to perform poorly in volatile markets. Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs are not principal protected and do not pay interest. Any payment on RBS ETNs is subject to the ability of The Royal Bank of Scotland N.V. or The Royal Bank of Scotland plc, as the issuer, and RBS Holdings N.V. or The Royal Bank of Scotland Group plc, as the guarantor, to pay their respective obligations when they come due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).

RBS US Large Cap Trendpilot™ Index (USD), RBS US Mid Cap Trendpilot™ Index (USD) and RBS Gold Trendpilot™ Index (USD) are the property of The Royal Bank of Scotland plc, which has contracted with Standard & Poor's Financial Services LLC ("S&P") to maintain and calculate these Trendpilot Indices. The S&P 500® Index and the S&P MidCap 400® Index are the exclusive property of S&P and have been licensed for use by RBSSI and its affiliates in connection with the RBS US Large Cap Trendpilot™ Index (USD) and the RBS US Mid Cap Trendpilot™ Index (USD), respectively. S&P shall have no liability for any errors or omissions in calculating these Trendpilot™ Indices. "Standard & Poor's®", "S&P®", "S&P 500®" and "S&P MidCap 400®" are registered trademarks of S&P. The RBS US Large Cap Trendpilot™ ETNs, RBS US Mid Cap Trendpilot™ ETNs and RBS Gold Trendpilot™ ETNs are not sponsored, endorsed, sold or promoted by S&P or its affiliates, and neither S&P nor its affiliates make any representation regarding the advisability of investing in such RBS ETNs.

NASDAQ®, OMX®, NASDAQ OMX®, NASDAQ-100®, NASDAQ-100 Index® and NASDAQ-100® Total Return Index℠ are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc. The RBS NASDAQ-100® Trendpilot™ Index is the property of RBS plc. RBS plc has contracted with The NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the "Corporations") to calculate and maintain the RBS NASDAQ-100® Trendpilot™ Index, either directly or through a third party. Currently, the RBS NASDAQ-100® Trendpilot™ Index is calculated and maintained by Standard & Poor's ("S&P") on behalf of The NASDAQ OMX Group, Inc. S&P and the Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS NASDAQ-100® Trendpilot™ ETNs, which are based on the RBS NASDAQ-100® Trendpilot™ Index, have not been passed on by the Corporations or S&P as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or S&P. **THE CORPORATIONS AND S&P MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE RBS NASDAQ-100® TRENDPILOT™ ETNs.**

RBS Oil Trendpilot™ Index (USD) and RBS 12-Month Oil Total Return Index (USD) are the property of RBS plc and are calculated by NYSE Arca, a wholly-owned subsidiary of NYSE Euronext. The RBS Oil Trendpilot™ ETNs, which track the RBS Oil Trendpilot™ Index (USD) and RBS 12-Month Oil Total Return Index (USD), are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in such ETNs. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE RBS OIL TRENDPILOT™ INDEX (USD) OR RBS 12-MONTH OIL TOTAL RETURN INDEX (USD) OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The NYSE Arca Equal Weighted Pharmaceutical Index℠ and the NYSE Arca Equal Weighted Pharmaceutical Total Return Index℠ are service marks of NYSE Euronext or its affiliates (NYSE Euronext) and have been licensed for use by RBS plc and RBSSI (Licensees) in connection with the RBS Global Big Pharma ETNS. Neither the Licensees nor the RBS Global Big Pharma ETNS is sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the RBS Global Big Pharma ETNS or the ability of the NYSE Arca Equal Weighted Pharmaceutical Index℠ or the NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM to track general stock market performance. NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL INDEX℠ OR THE NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL TOTAL RETURN INDEX℠ OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.